Exhibit 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 27, 2006

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FIRST QUARTER 2006 RESULTS

	First Quarter
	2006	2005	%
Net Income
$ Millions	8,400	7,860	7
$ Per Common Share
Assuming Dilution	1.37	1.22	12

Earnings Excluding Special Items
$ Millions	8,400	7,400	14
$ Per Common Share
Assuming Dilution	1.37	1.15	19

Capital and Exploration
Expenditures - $ Millions	4,824	3,417

IRVING, TX, April 27 -- Exxon Mobil Corporation today reported first quarter 2006 results.  Net income of $8,400 million ($1.37 per share), increased $540 million from the first quarter of 2005.  First quarter 2005 net income included a positive special item of $460 million from the sale of ExxonMobil's interest in Sinopec.  Excluding this impact, first quarter 2006 earnings increased by $1,000 million.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's first quarter earnings excluding special items, were $8,400 million, up 14% from first quarter 2005.  Higher crude oil and natural gas realizations and improved marketing margins were partly offset by lower chemical margins.  Net income for the first quarter was up 7% from 2005.

ExxonMobil continued its active investment program in the first quarter, spending $4.8 billion on capital and exploration projects, an increase of 41% or $1.4 billion versus 2005.   In the first quarter of 2006, the results of our continuing long term investment program contributed to a 5% increase in production.

The Corporation distributed a total of $7.0 billion to shareholders in the first quarter through dividends of $2.0 billion and share purchases to reduce shares outstanding of $5.0 billion, an increase of 67% versus the first quarter of 2005.  As a consequence of the continued strengthening of our financial position, share purchases to reduce shares outstanding will be increased to $6.0 billion in the second quarter."

FIRST QUARTER HIGHLIGHTS

•

Earnings excluding special items were $8,400 million, an increase of 14% or $1,000 million from the first quarter of 2005.  First quarter 2006 earnings were impacted by litigation and tax items.

•

Net income was up 7%.  There were no special items in first quarter 2006.  First quarter 2005 net income included a positive special item of $460 million from the sale of ExxonMobil's interest in Sinopec.

•

Cash flow from operations and asset sales was approximately $15.0 billion, including asset sales of $0.4 billion.

•

Earnings per share excluding special items were $1.37, an increase of 19%, reflecting strong earnings and the reduction in the number of shares outstanding.

•

ExxonMobil signed agreements with Abu Dhabi National Oil Company (ADNOC) for a 28% undivided interest in the Upper Zakum Oil Field.  Upper Zakum is one of the world's largest oil fields with potential for substantial production growth. ExxonMobil, with ADNOC and other non-operating joint venture parties will provide support in pursuing the objective of increasing production by about 50% to a target of 750,000 (gross) barrels per day.

•

ExxonMobil signed a Joint Operating Agreement (JOA) with P.T. Pertamina for the Cepu Contract Area located in East and Central Java, Indonesia.  The Banyu Urip discovery on the Cepu Contract Area is estimated to contain more than 250 million barrels of oil (gross). At peak production, the field is expected to produce up to 165,000 barrels of oil per day (gross). The Area has potential for additional exploration and development opportunities.

First Quarter 2006 vs. First Quarter 2005

Upstream earnings were $6,383 million, up $1,329 million from the first quarter of 2005.   Earnings from U.S. Upstream operations were $1,280 million, $73 million lower than the first quarter of 2005.  The combination of a litigation item and higher tax expenses reduced results by over 4 cents per share.  Non-U.S. Upstream earnings were $5,103 million, up $1,402 million from 2005.  Higher realizations were partly offset by negative foreign exchange impacts.

On an oil-equivalent basis, production increased by 5% from the first quarter of 2005.  Excluding the impact of divestments and entitlements, production increased 7%.

Liquids production of 2,696 kbd (thousands of barrels per day) was 152 kbd higher.  Higher production from projects in West Africa and increased volumes in Abu Dhabi were partly offset by mature field decline, and the impact of entitlements and divestments.  Excluding entitlement and divestment effects, liquids production increased by 10%.

First quarter natural gas production was 11,199 mcfd (millions of cubic feet per day) compared with 10,785 mcfd last year.  Higher volumes from projects in Qatar and increased European demand were partly offset by the impact of mature field decline.

Downstream earnings excluding special items, were $1,271 million, up $128 million from the first quarter 2005, primarily due to higher marketing margins, improved refining operations and positive foreign exchange effects.  Petroleum product sales were 7,865 kbd, 364 kbd lower than last year's first quarter, primarily due to lower refining throughput and divestments.

U.S. Downstream earnings were $679 million, up $34 million.  Non-U.S. Downstream earnings of $592 million were $94 million higher than the first quarter of 2005.

Chemical earnings excluding special items were $949 million, down $333 million from the record quarter a year ago primarily due to reduced margins.  Prime product sales of 6,916 kt (thousands of metric tons) were down 22 kt from last year's first quarter.

Corporate and financing expenses were $203 million, up $124 million mainly due to tax items.

During the first quarter of 2006, Exxon Mobil Corporation purchased 99 million shares of its common stock for the treasury at a gross cost of $6.0 billion.  These purchases included $5.0 billion to reduce the number of shares outstanding and the balance to offset shares issued in conjunction with the company benefits plans and programs.  Shares outstanding were reduced from 6,133 million at the end of the fourth quarter to 6,050 million at the end of the first quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. central time on April 27, 2006.  To listen to the event live or in archive, go to our website at www.exxonmobil.com.

Statements in this release relating to future plans, projections, events, or conditions are forward-looking statements.  Actual results, including project plans, resource recoveries, timing, and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2005 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 28 and 29 in the 2005 Form 10-K and is also available through the Investor Information section of our website at www.exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2006
(millions of dollars, unless noted)

	First Quarter
	2006	2005
Earnings / Earnings Per Share

Total revenues and other income[1]	88,980	82,051
Total costs and other deductions[1]	73,521	69,148
Income before income taxes	15,459	12,903
Income taxes	7,059	5,043
Net income (U.S. GAAP)	8,400	7,860

Net income per common share (dollars)	1.38	1.23

Net income per common share
- assuming dilution (dollars)	1.37	1.22

Other Financial Data

Dividends on common stock
Total	1,957	1,728
Per common share (dollars)	0.32	0.27

Millions of common shares outstanding
At March 31	6,050	6,366
Average - assuming dilution	6,126	6,421

Shareholders' equity at March 31	112,463	103,698
Capital employed at March 31	122,286	114,171

Income taxes	7,059	5,043
Excise taxes	7,664	7,238
All other taxes	11,049	10,944
Total taxes	25,772	23,225

ExxonMobil's share of income taxes
of equity companies	521	493

[1] 2005 includes $7,160 million for purchases/sales contracts with the same counterparty. These transactions are reported on a net basis in 2006.

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2006
(millions of dollars)
	First Quarter
	2006	2005
Net Income (U.S. GAAP)
Upstream
United States	1,280	1,353
Non-U.S.	5,103	3,701
Downstream
United States	679	645
Non-U.S.	592	808
Chemical
United States	329	492
Non-U.S.	620	940
Corporate and financing	(203)	(79)
Corporate total	8,400	7,860
Special Items
Upstream
United States	0	0
Non-U.S.	0	0
Downstream
United States	0	0
Non-U.S.	0	310
Chemical
United States	0	0
Non-U.S.	0	150
Corporate and financing	0	0
Corporate total	0	460
Earnings Excluding Special Items
Upstream
United States	1,280	1,353
Non-U.S.	5,103	3,701
Downstream
United States	679	645
Non-U.S.	592	498
Chemical
United States	329	492
Non-U.S.	620	790
Corporate and financing	(203)	(79)
Corporate total	8,400	7,400
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	14.6	13.0
Sales of subsidiaries, investments and property, plant and equipment	0.4	1.8
Cash flow from operations and asset sales	15.0	14.8

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2006

	First Quarter
	2006	2005
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	440	540
Canada	332	358
Europe	563	575
Africa	741	596
Asia Pacific/Middle East	467	329
Russia/Caspian	114	95
Other	39	51
Worldwide	2,696	2,544

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,707	1,897
Canada	882	923
Europe	5,977	5,767
Asia Pacific/Middle East	2,462	2,036
Russia/Caspian	82	74
Other	89	88
Worldwide	11,199	10,785

Oil-equivalent production (koebd)[1]	4,562	4,341

[1]Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2006

	First Quarter
	2006	2005
Petroleum product sales (kbd)[1]
United States	2,714	2,870
Canada	591	620
Europe	2,101	2,055
Asia Pacific	1,735	1,844
Other	724	840
Worldwide	7,865	8,229

Gasolines, naphthas	3,008	3,144
Heating oils, kerosene, diesel	2,601	2,690
Aviation fuels	655	691
Heavy fuels	689	718
Specialty products	912	986
Total	7,865	8,229

Refinery throughput (kbd)
United States	1,716	1,860
Canada	486	481
Europe	1,645	1,566
Asia Pacific	1,465	1,533
Other	236	309
Worldwide	5,548	5,749

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,620	2,838
Non-U.S.	4,296	4,100
Worldwide	6,916	6,938

[1] Petroleum product sales include 689 kbd for first quarter 2006 and 735 kbd for first quarter 2005 for purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2006
(millions of dollars)

	First Quarter
	2006	2005
Capital and Exploration Expenditures
Upstream
United States	548	441
Non-U.S.	3,539	2,371
Total	4,087	2,812
Downstream
United States	162	148
Non-U.S.	419	304
Total	581	452
Chemical
United States	63	55
Non-U.S.	81	93
Total	144	148

Other	12	5

Worldwide	4,824	3,417

Exploration expenses charged to income
included above
Consolidated affiliates
United States	63	21
Non-U.S.	214	147
Equity companies - ExxonMobil share
United States	0	0
Non-U.S.	3	5
Worldwide	280	173

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2002
First Quarter	2,090	0.30
Second Quarter	2,640	0.40
Third Quarter	2,640	0.39
Fourth Quarter	4,090	0.60
Year	11,460	1.69

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38